FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-191331-02

_____________________________________________
Sent: Thursday, January 16, 2014 9:12 AM
Subject: GSMS 2014-GC18 -- New Issue Announcement (Public)(external)

GSMS 2014-GC18 -- New Issue Announcement (Public)(external)

$968.862mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Goldman, Sachs & Co. and Citigroup Global Markets Inc.
Co-Manager: Drexel Hamilton, LLC

Class     Moody's/Fitch/KBRA     Size($mm)  WAL(yr)   C/E   Cum LTV  U/W NOI Debt Yld
A-1      Aaa(sf)/AAAsf/AAA(sf)    56.812    2.72   30.000%   46.5%        15.1%
A-2      Aaa(sf)/AAAsf/AAA(sf)   116.213    4.87   30.000%   46.5%        15.1%
A-3      Aaa(sf)/AAAsf/AAA(sf)   216.747    9.80   30.000%   46.5%        15.1%
A-4      Aaa(sf)/AAAsf/AAA(sf)   301.979    9.87   30.000%   46.5%        15.1%
A-AB     Aaa(sf)/AAAsf/AAA(sf)    87.793    7.40   30.000%   46.5%        15.1%
A-S      Aaa(sf)/AAAsf/AAA(sf)    68.210    9.94   23.875%   50.6%        13.9%
B        Aa3(sf)/AA-sf/AA(sf)     76.563    9.94   17.000%   55.2%        12.8%
C         A3(sf)/A-sf/A-(sf)      44.545    9.94   13.000%   57.9%        12.2%

Collateral Summary
Initial Pool Balance:                                           $1,113.635mm
Number of Mortgage Loans:                                       74
Number of Mortgaged Properties:                                 141
Average Cut-off Date Mortgage Loan Balance:                     $15.049mm
Weighted Average Mortgage Interest Rate:                        4.9732%
Weighted Average Remaining Term to Maturity/ARD (months):       113
Weighted Average Remaining Amortization Term (months):          352
Weighted Average Cut-off Date LTV Ratio:                        67.2%
Weighted Average Maturity Date/ARD LTV Ratio:                   57.1%
Weighted Average Underwritten Debt Service Coverage Ratio:      1.58x
Weighted Average Debt Yield on Underwritten NOI:                10.6%
% of Mortgage Loans with Additional Debt:                        9.7%
% of Mortgaged Properties with Single Tenants:                   3.5%

Property Type: 40.5% Retail, 16.1% Mixed Use, 13.3% Office
               12.1% Multifamily, 8.1% Hospitality, 6.0% Self Storage
               3.3% Industrial, 0.7% Manufactured Housing

Top 5 States:  16.7% PA, 12.9% MI, 11.7% LA, 10.0% TX, 9.8% AZ

Anticipated Timing
Global Investor Call:     Thur, Jan 16th
Investor Roadshow:        Fri, Jan 17th
Anticipated Pricing:      Week of Jan 20th
Anticipated Closing:      Mon, Feb 3rd

Global Investor Call Details
Date:                     Thur, Jan 16th
Time:                     2pm ET
US Toll Free:             888-430-8705
Passcode:                 5667871

Investor Roadshow Details

Team I
Fri, Jan 17th Boston/Hartford

Jan 17th Boston Breakfast: Boston Harbor Hotel, 70 Rowes Wharf, John Adams Salon, 8:30am ET
Jan 17th Hartford Lunch: Marriott Hartford Downtown, 200 Columbus Blvd, Capital 1, 12:30pm ET

Team II
Fri, Jan 17th Minneapolis

Jan 17th Minneapolis Breakfast:  The Marquette Hotel, 710 Marquette Ave, St. Croix River, 9:30am CT

Termsheet

Annex A

The depositor has filed a registration statement (including a prospectus) with the SEC  (SEC File No. 333-191331) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526 or by email to prospectus-ny@gs.com .

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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